OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT
LAIDLAW INTERNATIONAL, INC.

Offer to Purchase for Cash and Consent Solicitation Statement for
Any and All of the Outstanding
10 3/4% Senior Notes due 2011
(CUSIP Nos. 50730RAB8 and 50730RAA0
ISIN Nos. US50730RAB87 and US50730RAA05)

     Laidlaw International, Inc., a Delaware corporation (the “Company,” “Laidlaw,” “we,” “our,” or “us”) (formerly Laidlaw Investments Ltd.), hereby offers to purchase for cash (the “Offer”) any and all of the outstanding 10 3/4% Senior Notes due 2011 (the “Notes”), upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as may be amended or supplemented from time to time, the “Statement”) and in the accompanying Consent and Letter of Transmittal (the “Consent and Letter of Transmittal” and, together with this Statement, the “Offer Documents”). Concurrently with the Offer, the Company is soliciting from the Holders of the Notes (each, a “Holder” and collectively, the “Holders”) consents to Proposed Amendments (as defined herein) to the Indenture (as defined herein) under which the Notes were issued (the “Solicitation”).
The Offer will expire at 5:00 p.m., New York City time, on June 29, 2005, unless extended. The date on which the Offer will expire, as it may be extended, is referred to herein as the “Expiration Date.” The Solicitation will expire at 5:00 p.m., New York City time, on June 15, 2005, or such later time and date to which the Solicitation is extended (such time and date, the “Consent Date”). Holders must tender Notes and provide their related consents to the Proposed Amendments prior to the Expiration Date in order to receive the Tender Offer Consideration and Holders must tender their Notes and provide their related consents prior to the Consent Date in order to receive the Total Consideration, which includes the Consent Payment. Upon receipt of the Requisite Consents, the Company intends to execute a Second Supplemental Indenture containing the Proposed Amendments on or promptly following the Consent Date; however, the Proposed Amendments will not become operative unless and until the Notes that have been validly tendered are accepted for payment and paid for on the Initial Payment Date (as herein defined). Tenders of Notes and delivery of Consents may be withdrawn by the Holders at any time prior to the Withdrawal Date (as herein defined). Unless otherwise defined, capitalized terms will have the meanings ascribed to them in the Offer Documents.
     The consideration offered hereby for each $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the Offer shall be the price (calculated as described in Schedule A to this Statement) equal to (i) the present value on the Initial Payment Date (as defined below) of $1,053.75 (the amount payable on June 15, 2007, which is the date that the Notes may first be redeemed by the Company (the “Redemption Date”)) and the present value of the interest that would be payable on, or accrue from, the last interest payment date until the Redemption Date, in each case, determined on the basis of a yield (the “Offer Yield”) to the Redemption Date equal to the sum of (x) the bid-side yield on the 4.375% U.S. Treasury Note due May 15, 2007, (the “Reference Yield”) calculated as described below, plus (y) 75 basis points (such price being rounded to the nearest cent), minus accrued and unpaid interest from the last interest payment date to, but not including, the Initial Payment Date (the consideration referred to in clause (i) is referred to as the “Total Consideration”), minus (ii) $20.00 per $1,000 principal amount of Notes (the “Consent Payment”). The Total Consideration minus the Consent Payment is referred to as the “Tender Offer Consideration.” Holders of Notes who validly tender, and do not withdraw, their Notes in the Offer prior to the Consent Date will receive the Total Consideration, if such Notes are accepted for payment. Holders who validly tender, and do not withdraw, their Notes following the Consent Date, but prior to the Expiration Date will receive the Tender Offer Consideration, if such Notes are accepted for payment. In addition to the Total Consideration or the Tender Offer Consideration, as applicable, Holders who validly tender and do not withdraw their Notes in the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable Payment Date (as defined herein), payable on the applicable Payment Date. The following table summarizes the material pricing terms for the Total Consideration which includes the Consent Payment:

Outstanding			Consent		Bloomberg	Fixed
Principal Amount	Title of Security	Consent Date	Payment(1)	Reference Security	Reference Page	Spread

403,550,000	10 3/4% Senior Notes Due 2011	5:00 p.m., New York City time, June 15, 2005	$20.00	4.375% U.S. Treasury Note due May 15, 2007	PX4	75 basis points

(1)	Per $1,000 principal amount of Notes validly tendered.
(continued on the following page)
The Dealer Managers for the Offer and Solicitation Agents for the Solicitation are:
June 1, 2005

Citigroup	UBS Investment Bank

         The Reference Yield will be calculated by the Dealer Managers in accordance with standard market practice, as of 2:00 p.m., New York City time, on June 15, 2005 (or such time and date as may be extended, such time and date, the “Price Determination Date”), as reported by Bloomberg Government Pricing Monitor on “Page PX4” (the “Reference Page”) or, if any relevant price is not available on a timely basis on the Reference Page or is manifestly erroneous, such other recognized quotation source as the Dealer Managers shall select in their sole discretion. In the event that the Offer is extended a new Price Determination Date may be established for the Offer at the sole discretion of the Company; however the Expiration Date will not be less than 10 business days following the new Price Determination Date. The Company will publicly announce the pricing information referred to above by press release to the Dow Jones News Service by 9:00 a.m., New York City time on the next business day following the Price Determination Date.
      The board of directors of the Company has approved this Offer and Solicitation in connection with the execution of the Replacement Credit Facility (as defined herein). Neither the Company nor its board of directors makes any recommendation as to whether you should tender your Notes in this Offer. You must make your own decision whether to tender the Notes.
      In conjunction with the Offer, the Company hereby solicits the consent (the “Consent”) of the Holders of at least a majority of the aggregate principal amount of the Notes (the “Requisite Consents”) to certain proposed amendments (the “Proposed Amendments”) to the Indenture, dated as of June 3, 2003, as amended by the First Supplemental Indenture, dated June 18, 2003 entered into by and among the Company, the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), pursuant to which the Notes were issued (as amended and supplemented from time to time, the “Indenture”). Holders who tender their Notes in the Offer must deliver the corresponding Consents to the Proposed Amendments. Holders may not deliver Consents without tendering their Notes in the Offer. Subject to the terms and conditions set forth in this Statement and the accompanying Consent and Letter of Transmittal, the Company hereby offers to pay each Holder who validly consents to the Proposed Amendments prior to the Consent Date an amount in cash equal to the Consent Payment.
      The Proposed Amendments will be effected by the Second Supplemental Indenture (the “Second Supplemental Indenture”), which is to be executed on or promptly after the Consent Date, on the condition that the Requisite Consents have been delivered. Although the Second Supplemental Indenture will be executed on or promptly after such time, the Proposed Amendments will not become operative unless and until the Notes, validly tendered, are accepted for payment and are paid for on the Initial Payment Date (as herein defined). The Indenture, without giving effect to the Proposed Amendments, will remain in effect until the Proposed Amendments become operative. If the Tender Offer is terminated or withdrawn prior to the Consent Date, or the Notes are not accepted for payment for any reason, the Second Supplemental Indenture will not become operative.
      Any Holder who tenders Notes pursuant to the Offer must also deliver a Consent to the Proposed Amendments. Holders who validly tender their Notes pursuant to the Offer shall be deemed to have delivered their Consents by such tender. Holders may not revoke Consents without withdrawing the previously tendered Notes to which the Consents relate.
      Notes tendered and Consents delivered prior to 5:00 p.m. New York City time on June 15, 2005 (such time and date, the “Withdrawal Date”) may be withdrawn at any time prior to the Withdrawal Date. Except as set forth below or as otherwise required by applicable law, Notes and Consents may not be withdrawn and Consents may not be revoked after the Withdrawal Date. A valid withdrawal of tendered Notes prior to the Withdrawal Date shall not be deemed a revocation of the related Consents. If, prior to the Withdrawal Date, a Holder withdrawing Notes also determines to revoke the Consents related thereto, the Holder must expressly request the revocation of such Consents in the communication withdrawing such Notes.
      Subject to the satisfaction or waiver of the conditions to the Offer and Solicitation, the Company will pay the Total Consideration to Holders who validly tender, and do not validly withdraw, their Notes and their Consents to the Depositary (as defined herein) prior to the Consent Date. Such Holders are expected to receive payment of the Total Consideration after the Consent Date and promptly following satisfaction of the Financing Condition (as defined herein) if such Notes are accepted for purchase by the Company (the date of such acceptance, the “Initial Acceptance Date” and the date of such payment, the “Initial Payment Date”). Holders who validly tender, and do not validly withdraw, their Notes subsequent to the Consent Date and prior to the Expiration Date will be entitled to receive the Tender Offer Consideration, but will not be entitled to receive the Consent Payment. Except for any Notes that may have been previously accepted and purchased by the Company for the Tender Offer Consideration on the Initial Payment Date, payment of the Tender Offer Consideration for such Notes validly tendered, subsequent to the Consent Date and prior to the Expiration Date and not validly withdrawn are expected to be made promptly after the Expiration Date if such Notes are accepted for purchase by the Company (the date of such acceptance, the “Final Acceptance Date” and, the date of such payment, the “Final Payment Date” and, together with the Initial Payment Date, the “Payment Dates,” each individually, a “Payment Date”). For purposes of the Offer, tendered Notes will be deemed to have been accepted for payment if, as and when the Company gives oral or written notice thereof to the Depositary on the Initial Acceptance Date or the Final Acceptance Date as the case may be. As a result of the Company’s ability to extend the Consent Date and to extend or forego the Initial Payment Date, the Initial Payment Date may be the same as the Final Payment Date. In the event that the Initial Payment Date is the same as the Final Payment Date, all Holders whose Notes are accepted for payment by the Company will receive the Total Consideration or the Tender Offer Consideration, as applicable, on such date. See Section 8, “Acceptance for Payment and Payment of Notes; Acceptance of Consents.”
      Adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender Notes in the Offer. As a result of the adoption of the Proposed Amendments, Holders of outstanding Notes will no longer be entitled to the benefit of the principal restrictive covenants and certain other provisions presently contained in the Indenture. In addition, the trading market for any Notes not properly tendered pursuant to the Offer is likely to be significantly more limited in the future if the offer is consummated. See Section 5, “Risk Factors” and Section 10, “Proposed Amendments to the Indenture.”
      Notwithstanding any other provisions of the Offer or Solicitation, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to, and conditioned upon, the satisfaction of, or where applicable, its waiver of the following (collectively, the “Conditions”):

•	there being validly tendered and not validly withdrawn the Requisite Consents (the “Minimum Tender Condition”);

•	successful consummation of the Replacement Credit Facility (the “Financing Condition”);

•	execution of the Second Supplemental Indenture to the Indenture, which will implement the Proposed Amendments following the Initial Payment Date (the “Supplemental Indenture Condition”); and

•	satisfaction of the General Conditions (as defined in Section 4, “Conditions of the Offer and Solicitation”).
If the foregoing conditions are satisfied prior to the Expiration Date and the Initial Acceptance Date occurs, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered after the Consent Date but prior to the Expiration Date, shall be conditioned only upon the satisfaction of clause (a) of the General Conditions. The Company reserves the right to (i) waive any and all conditions to the Offer or Solicitation (except that the receipt of the Requisite Consents is required by the Indenture for approval of the Proposed Amendments and may not be waived), (ii) extend or terminate the Offer or Solicitation at any time, or (iii) otherwise amend the Offer or Solicitation in any respect. See Section 4, “Conditions of the Offer and Solicitation.”
      In the event that the Offer and the Solicitation are withdrawn or otherwise not completed, the Tender Offer Consideration and Consent Payment will not be paid or be payable to the Holders of Notes who have validly tendered their Notes and delivered Consents in connection with the Offer and Solicitation.
      Notes not tendered or accepted in the Offer will continue to accrue interest pursuant to their terms.
      Any questions or requests for assistance concerning the Offer may be directed to D.F. King & Co., Inc. (the “Information Agent”) or Citigroup Global Markets Inc. or UBS Securities LLC (the “Dealer Managers”) at the addresses and telephone numbers set forth on the back cover of this Statement. Requests for additional copies of this Statement, the Consent and Letter of Transmittal or any other related documents may be directed to the Information Agent or the Dealer Managers at the addresses and telephone numbers set forth on the back cover of this Statement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer and Solicitation.
      THIS STATEMENT AND THE ACCOMPANYING DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER AND

SOLICITATION. NEITHER LAIDLAW INTERNATIONAL, INC., THE INFORMATION AGENT, THE DEALER MANAGERS, NOR THE DEPOSITARY (AS DEFINED HEREIN), MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD TENDER THEIR NOTES PURSUANT TO THIS OFFER AND PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS. HOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO CONSENT TO THE PROPOSED AMENDMENTS OR TO TENDER NOTES, AND IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.
June 1, 2005

IMPORTANT DATES
      Holders of Notes should take note of the following dates in connection with the Offer and Solicitation:

Date	Calendar Date	Event

Consent Date	5:00 p.m., New York City time, on June 15, 2005, unless extended by the Company.	The last day for Holders to tender Notes in order to qualify for the payment of the Total Consideration, which includes the Consent Payment.
Withdrawal Date	5:00 p.m., New York City time, on June 15, 2005, unless extended by the Company.	The last day Holders may validly withdraw their tendered Notes and revoke their Consents except as described in Section 7 “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of Notes and revocation of Consents will result in the Holder not being eligible to receive either the Tender Offer Consideration or the Consent Payment.
Price Determination Date	2:00 p.m. on June 15, 2005 unless extended by the Company in which event the Price Determination Date will be at least 10 business days prior to the Expiration Date.	The Dealer Manager calculates the Reference Yield. The Company will announce the pricing information by press release to the Dow Jones News Service by 9:00 a.m. New York City time on the next business day.
Initial Acceptance Date	In respect of Notes that are validly tendered prior to the Initial Acceptance Date, the Company expects this date to be after the Consent Date, promptly following satisfaction or waiver of the conditions, including the Financing Conditions.	The Company accepts for payment all Notes validly tendered prior to the Initial Acceptance Date (and not validly withdrawn); provided that the conditions to the Offer have either been satisfied, or where applicable, waived. The Company notifies the Depositary that such tendered Notes are accepted for purchase and payment.
Initial Payment Date	On or promptly following the Initial Acceptance Date.	The Company will deposit with the Depositary the amount of funds necessary to pay the Total Consideration or Tender Offer Consideration, as applicable, and accrued and unpaid interest up to but not including the Initial Payment Date to each Holder whose Notes (x) were validly tendered prior to the Initial Acceptance Date (and not validly withdrawn prior to the Withdrawal Date) and (y) are accepted for payment. The Depositary will pay each Holder the Total Consideration or Tender Offer Consideration, as applicable, for all such Notes and accrued and unpaid interest up to but not including the Initial Payment Date. As a result of the Company’s ability to extend the Consent Date and to extend or forego the Initial Payment Date, the Initial Payment Date may be the same as the Final Payment Date. In the event that the Initial Payment Date is the same as the Final Payment Date, all Holders whose Notes are accepted for payment by the Company will receive the Total Consideration or the Tender Offer Consideration, as applicable, on such date.

v

Date	Calendar Date	Event

Expiration Date	5:00 p.m., New York City time, on June 29, 2005, unless extended.	The last day Holders may tender Notes pursuant to the Offer.
Final Acceptance Date	In respect of Notes that are validly tendered after the Consent Date and prior to the Expiration Date and not withdrawn, and which were not accepted for purchase on the Initial Acceptance Date, the Company expects this date to be promptly following the Expiration Date, after satisfaction or waiver of the conditions, including Financing Condition.	The Company accepts all Notes validly tendered after the Consent Date and not validly withdrawn, and which were not accepted for purchase on the Initial Acceptance Date. The Company notifies the Depositary that such tendered Notes are accepted for purchase and payment.
Final Payment Date	On or promptly following the Final Acceptance Date.	The Company will deposit with the Depositary the amount of funds necessary to pay the Tender Offer Consideration and accrued and unpaid interest up to but not including the Final Payment Date to each Holder whose notes (x) were validly tendered after the Consent Date and prior to the Expiration Date and not validly withdrawn and which were not previously paid on the Initial Payment Date and (y) are accepted for payment. The Depositary will pay each such Holder the Tender Offer Consideration for all such Notes and accrued and unpaid interest up to but not including the Final Payment Date.
      See Section 5, “Risk Factors” and Section 11, “Certain U.S. Federal Income Tax Consequences,” for discussions of certain factors that should be considered in evaluating the Offer and Solicitation, including the consequences of the adoption of the Proposed Amendments. See Section 10, “Proposed Amendments to the Indenture,” for a description of the Proposed Amendments.
      In the event that the Offer and Solicitation are withdrawn or otherwise not completed, the Tender Offer Consideration and Consent Payment will not be paid or become payable to Holders of the Notes even if they have validly tendered their Notes and delivered Consents in connection with the Offer and Solicitation.

IMPORTANT NOTICE TO HOLDERS
      Any Holder desiring to tender Notes pursuant to the Offer and deliver Consents pursuant to the Solicitation should either (i) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Consent and Letter of Transmittal and substitute Form W-9, IRS Form W-8BEN or other applicable Form W-8 (or manually signed facsimiles thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed Consent and Letter of Transmittal and substitute Form W-9, IRS Form W-8BEN, or other applicable Form W-8 (or manually signed facsimiles thereof), together with the certificates evidencing such Notes (or confirmation of the transfer of such Notes into the account of the Depositary with The Depository Trust Company (“DTC”) pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Consent and Letter of Transmittal, or an Agent’s Message (as defined herein) in the case of book-entry transfer, to the Depositary, or (ii) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes and deliver Consents with respect to Notes so registered. See Section 6, “Procedure for Tendering Notes and Delivering Consents.”
      DTC has authorized participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes and consent to the Proposed Amendments as if they were Holders. To effect a tender of Notes and a Consent, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in Section 6, “Procedure for Tendering Notes and Delivering Consents.” A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Notes on the beneficial owner’s behalf. A letter of instruction is included in the materials provided along with this Statement that may be used by a beneficial owner in this process to effect the tender. See Section 6, “Procedure for Tendering Notes and Delivering Consents.”
      There are no guaranteed delivery provisions provided for by the Company in conjunction with the Offer under the terms of this Statement or any of the other Offer Documents. Holders must tender their Notes in accordance with the procedures set forth under Section 6, “Procedure for Tendering Notes and Delivering Consents.”
      Any questions or requests for assistance or for additional copies of this Statement or related documents may be directed to the Information Agent or the Dealer Managers at the addresses and telephone numbers set forth on the back cover of this Statement. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
      Tendering Holders will not be obligated to pay brokerage fees or expenses of the Depositary or DTC.
      No person has been authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Statement and related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes nor a solicitation of consents in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer and Solicitation to be made by a licensed broker or dealer, the Offer and Solicitation shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date hereof or thereof.
      THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
      THIS STATEMENT AND THE CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER AND THE SOLICITATION.

      From time to time, the Company or its respective affiliates may purchase additional Notes through open market purchases, redemption of the Notes pursuant to the terms of the Indenture, privately negotiated transactions, tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of the Notes than the terms of the Offer, as the Company or its respective affiliates may determine. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.
AVAILABLE INFORMATION
      The Company is subject to the reporting and other informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”) in accordance with the reporting and informational requirements of the Exchange Act. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Laidlaw, that file electronically with the SEC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      We incorporate by reference the documents listed below and all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and prior to 5:00 p.m., New York City time on the Expiration Date will be deemed to be incorporated by reference in this Statement and to be a part of this Statement from the date of filing of those documents.

1. Our annual report on Form 10-K for the fiscal year ended August 31, 2004.

2. Our quarterly reports on Form 10-Q for the quarters ended November 30, 2004 and February 28, 2005, respectively.

3. Our current reports on Form 8-K filed with the SEC on September 14, 2004, November 10, 2004, December 6, 2004, December 14, 2005, December 17, 2004, December 22, 2004, February 15, 2005, and February 18, 2005.

4. Our Registration Statement on Form S-4, filed with the SEC on January 29, 2004, and amended on March 17, 2004.
      The Company will provide without charge to each Holder, upon written or oral request of such Holder, a copy of any and all of such materials, other than exhibits to such materials not specifically incorporated by reference. Such requests should be directed to the Information Agent.
      You should consider any statement contained in a document incorporated or considered incorporated by reference into this Statement to be modified or superseded to the extent that a statement contained in this Statement, or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference into this Statement, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as modified or superseded, to constitute a part of this Statement. The information on our World Wide Website and any other web site which is referred to in this Statement is not part of this Statement.

FORWARD LOOKING STATEMENTS
      This Statement contains and/or incorporates by reference “forward-looking statements.” These statements include all statements other than statements conveying historical information or other facts.
      Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied in such statements. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

•	Economic and other market factors, including competitive pressures and changes in pricing policies;

•	The ability to implement initiatives designed to increase operating efficiencies or improve results;

•	Greyhound Lines’ ability to remain in compliance with the financial covenants under its credit facility;

•	Control of costs related to accident and other risk management claims;

•	Costs and risks associated with litigation;

•	Changes in interpretations of existing, or adoption of new legislation, regulations or other laws;

•	Changes in homeland security or terrorist activity;

•	Significant restrictive covenants in the Company’s and its subsidiaries’ various credit facilities;

•	Potential changes in the mix of businesses we operate;

•	Increases in prices of fuel and shortages; and

•	Other risk factors as identified in Section 5, “Risk Factors,” of this Statement.
      Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by applicable law or regulation, we do not undertake any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects, including in “Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended August 31, 2004, Form 10-Q for the quarters ended November 30, 2004 and February 28, 2005, respectively, and as may be detailed in the Company’s other filings from time to time with the Securities and Exchange Commission. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that it will attain these expectations or that any deviations will not be material.

x

SUMMARY OF THE OFFER AND SOLICITATION
      The following summary is provided solely for the convenience of the Holders. The summary is not intended to be complete and is qualified in its entirety by reference to the full text and more detailed information contained in this Statement and any amendments thereto. Holders are urged to read this Statement in its entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Statement.

Notes:	10 3/4% Senior Notes due 2011 (CUSIP Nos. 50730RAB8 and 50730RAA0; ISIN Nos. US50730RAB87 and US50730RAA05)

Offer:	The Company is offering to purchase for cash any and all outstanding Notes at the price for each $1,000 principal amount of the Notes set forth below.

Solicitation:	The Company is also soliciting Consents from Holders to the Proposed Amendments to the Indenture. Any Holder who wants to tender Notes pursuant to the Offer must also deliver a Consent to the Proposed Amendments. Holders who validly tender their Notes pursuant to the Offer will be deemed to have delivered their Consents by such tender but will receive the Consent Payment only if such tender is made prior to the Consent Date. See Section 8, “Acceptance for Payment and Payment for Notes; Acceptance of Consents.”

Total Consideration:	The consideration offered hereby for each $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the Offer shall be the price (calculated as described in Schedule A to this Statement) equal to (i) the present value on the Initial Payment Date of $1,053.75 (the amount payable on June 15, 2007, which is the date that the Notes may first be redeemed by the Company (the “Redemption Date”)) and the present value of the interest that would be payable on, or accrue from, the last interest payment date until the Redemption Date, in each case, determined on the basis of a yield (the “Offer Yield”) to the Redemption Date equal to the sum of (x) the yield (the “Reference Yield”), as calculated by the Dealer Manager, based on the bid side price of the 4.375% U.S. Treasury Note due May 15, 2007 as quoted on the Reference Page as of the Price Determination Date plus (y) 75 basis points (such price being rounded to the nearest cent), minus accrued and unpaid interest from the last interest payment date to, but not including, the Initial Payment Date (the consideration referred to in clause (i) is referred to as the “Total Consideration”), minus (ii) $20.00 per $1,000 principal amount of Notes (the “Consent Payment”). The Total Consideration minus the Consent Payment is referred to as the “Tender Offer Consideration.” Holders who validly tender, and do not withdraw, their Notes in the Offer prior to the Consent Date will receive the Total Consideration, if such Notes are accepted for payment.

The Dealer Managers will determine the Reference Yield in accordance with standard market practice, as of the Price Determination Date, as reported on the Reference Page or, if any relevant price is not available on a timely basis on the Reference Page or is manifestly erroneous, such other recognized quotation source as the Dealer Managers shall select in their sole discretion. In the event that the Offer is extended a new Price Determination Date may be established for the Offer at the sole discretion of the Company; however the Expiration Date will not be less than 10 business days following the new Price Determination Date. The Company will publicly announce the pricing information referred to above by press release to the Dow Jones News Service by 9:00 a.m.,

New York City time on the next business day following the Price Determination Date.

Tender Offer Consideration:	Holders who validly tender (and do not withdraw) their Notes after the Consent Date and prior to the Expiration Date will be entitled to the Total Consideration minus the Consent Payment.

Consent Payment:	$20.00 for each $1,000 principal amount of Notes tendered prior to the Consent Date.

Interest:	In addition to the Total Consideration or the Tender Offer Consideration, as applicable, Holders who validly tender and do not withdraw their Notes in the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the Initial Payment Date or the Final Payment Date, as applicable, payable on such applicable date.

Consent Date:	The Consent Date shall be 5:00 p.m., New York City time, on June 15, 2005, or such later time and date to which the Solicitation is extended.

Withdrawal Date:	The Withdrawal Date shall be 5:00 p.m., New York City time, on June 15, 2005, unless extended by the Company.

Expiration Date:	The Offer will expire at 5:00 p.m., New York City time, on June 29, 2005, or such later time and date to which the Offer is extended.

Payment Date(s):	Upon the terms and subject to the conditions of the Offer, Holders of Notes that have been validly tendered (and not withdrawn) by the Consent Date shall be accepted for payment therefor on the Initial Acceptance Date and such Holders shall receive the Total Consideration therefor on the Initial Payment Date, which is expected to occur promptly after satisfaction or waiver of the conditions, including the Financing Condition. Upon the terms and subject to the conditions of the Offer, Holders of Notes that have been validly tendered following the Consent Date, but prior to the Expiration Date, shall receive the Tender Offer Consideration not later than the Final Payment Date, which is expected to occur promptly after the Final Acceptance Date.

As a result of the Company’s ability to extend the Consent Date and to extend or forego the Initial Payment Date, the Initial Payment Date may be the same as the Final Payment Date. In the event that the Initial Payment Date is the same as the Final Payment Date, all Holders whose Notes are accepted for payment by the Company will receive the Total Consideration or the Tender Offer Consideration, as applicable, on such date.

Conditions of the Offer and Solicitation:	The Company’s obligation to accept for purchase, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon satisfaction of (a) the Financing Condition, (b) the Minimum Tender Condition, (c) the Supplemental Indenture Condition and (d) the General Conditions. If the foregoing conditions are satisfied prior to the Expiration Date and the Initial Acceptance Date occurs, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered after the Consent Date but prior to the Expiration Date (and not validly withdrawn prior to the Expiration Date) shall be conditioned only upon the satisfaction of clause (a) of the General Conditions. See Section 4, “Conditions of the Offer and Solicitation.”

Proposed Amendments to the Indenture:	Most of the principal restrictive covenants, certain provisions of the merger covenant and certain events of default and the related provisions in the

Indenture will be eliminated. See Section 10, “Proposed Amendments to the Indenture” for a description of the provisions to be eliminated or modified.

Second Supplemental Indenture:	The Company intends to execute the Second Supplemental Indenture on or promptly following the Consent Date, provided it has received the Requisite Consents. However, the Proposed Amendments will not become operative until the Notes are accepted for payment and payment is therefor made.

Requisite Consents:	Duly executed (and not validly revoked) Consents to the Proposed Amendments from the Holders of at least a majority of aggregate principal amount of the Notes outstanding.

Source of Funds:	The Company intends to finance a portion of the Offer and the Solicitation together with the fees and expenses incurred in connection therewith, from funds derived from the Replacement Credit Facility. The remaining portion of the Offer and Solicitation and fees and expenses incurred in connection therewith shall be funded from the Company’s internal funds. See Section 12, “Source and Amount of Funds.”

How to Tender Notes or Deliver Consents:	See Section 6, “Procedure for Tendering Notes and Delivering Consents.” For further information, call the Information Agent or the Dealer Managers or consult the broker, dealer, commercial bank, trust company or nominee through which you hold your Notes for assistance.

Withdrawal Rights:	Notes tendered and Consents delivered prior to the Withdrawal Date may be validly withdrawn at any time prior to the Withdrawal Date. Notes tendered and Consents delivered after the Withdrawal Date may not be validly withdrawn or revoked, unless the Company makes a material change in the terms of the Offer or Solicitation or is otherwise required by law to permit withdrawal. See Section 7, “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of tendered Notes prior to the Withdrawal Date shall not be deemed a revocation of such Consents. If, prior to the Withdrawal Date, a Holder withdrawing Notes also determines to revoke the Consents related thereto, the Holder must expressly request the revocation of such Consents in the communication withdrawing the Notes. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders and Consents delivered pursuant to the Consent Solicitation will be of no further force or effect.

Purpose of Offer and Solicitation:	The principal purpose of this Offer and Solicitation is to acquire any and all outstanding Notes and eliminate certain covenants and certain events of default in the Indenture as they relate to the Notes. The Offer and the Solicitation are being made in conjunction with the Replacement Credit Facility. See Section 2, “Purpose of the Offer and Solicitation.”

Risk Factors:	Holders should consider certain risk factors relevant to the Offer and the Solicitation. See Section 5, “Risk Factors.”

Brokerage Commissions:	No brokerage commissions are payable by tendering Holders of the Notes to the Dealer Managers, the Company, the Information Agent or the Depositary. Holders who tender their Notes through a custodian bank, depositary, broker, trust company or other nominee should consult such institution as to whether it charges any service fees.

Tax Consideration:	For a summary of certain U.S. federal income tax considerations, see Section 11, “Certain U.S. Federal Income Tax Consequences.”

Depositary:	Deutsche Bank Trust Company Americas.

Information Agent:	D.F. King & Co., Inc.

Dealer Managers and Solicitation Agents:	Citigroup Global Markets Inc. and UBS Securities LLC.

Further Information:	Additional copies of this Statement and any other documents related to the Offer and Solicitation may be obtained by contacting the Information Agent or either of the Dealer Managers at the addresses and telephone numbers set forth on the back cover of this Statement.

SECTION 1
THE COMPANY
      Laidlaw International, Inc. is a holding company with operations conducted by its subsidiaries. Unless the context otherwise requires, references to the “Company,” “Laidlaw,” “we,” “our” or “us” mean Laidlaw International, Inc. and its subsidiaries.
Who We Are
      Laidlaw provides transportation services in the United States and Canada. We participate in three reportable segments: education services, public transit services and Greyhound. The education services segment provides school bus transportation, including scheduled home-to-school, extra-curricular and charter and transit bus services, throughout the United States and Canada. Our public transit services segment provides municipal bus service and paratransit bus transportation for riders with disabilities. The Greyhound segment provides scheduled passenger service, package delivery service, charter bus service and, in certain terminals, food service.
      In June 2001, the Company and five of its subsidiary holding companies filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. In June 2003, the Company emerged from Chapter 11 protection. As a result, the Company changed its name to Laidlaw International, Inc. from Laidlaw Investments Ltd.
      In February 2005, the Company, Laidlaw Medical Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“LMH”), and EMSC, Inc., a Delaware corporation and an affiliate of Onex Partners, LP (“Purchaser”), announced the completion of the sale of the Company’s healthcare transportation and emergency management services, including American Medical Response, Inc. and EmCare Holdings, Inc. (the “Asset Sales”). LMH sold all of its right, title and interest to the issued and outstanding stock of EmCare Holdings Inc. and American Medical Response for approximately $818 million with net cash proceeds of approximately $775 million after debt assumed by the Purchaser and payment of transaction costs. In accordance with Section 4.12 of the Indenture, $573 million of the net cash proceeds from the Asset Sales was used to retire in part outstanding borrowings under the Company’s Credit Agreement, dated as of June 19, 2003 (as amended, the “Credit Agreement”) among Laidlaw and certain of its subsidiaries, as borrowers, Citicorp North America, Inc., as administrative agent and collateral agent, Credit Suisse First Boston, as syndication agent, Citigroup Global Markets and Credit Suisse First Boston, as joint lead arrangers, and certain financial institutions and other persons from time to time parties thereto, as lenders. In March 2005, in accordance with Section 4.12 of the Indenture, the Company commenced an offer to purchase up to $202 million aggregate principal amount of the outstanding Notes (the “Net Cash Proceeds Offer”). On April 5, 2005, the Company announced the expiration and final settlement of the Net Cash Proceeds Offer, under which an aggregate principal amount of $2.45 million of Notes were validly tendered and accepted.
      The Company’s executive offices are located at 55 Shuman Boulevard, Suite 400, Naperville, Illinois, 60563. The telephone number is (630) 848-3000.
SECTION 2
PURPOSE OF THE OFFER AND SOLICITATION
      The Offer and Solicitation are being made in connection with the Replacement Credit Facility. The purpose of the Offer, which is conditioned upon satisfaction of the Financing Condition, the Minimum Tender Condition, the Supplemental Indenture Condition and the General Conditions, is to acquire any and all of the outstanding Notes. From time to time, the Company or its affiliates may purchase additional Notes through open market purchases, redemption of the Notes pursuant to the terms of the Indenture, privately negotiated transactions, tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of the Notes than the terms of the Offer, as the Company or its affiliates may determine. The Company may also defease or otherwise discharge its remaining obligations with respect to the Notes in accordance with the terms of the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

      The purpose of the Solicitation and the Proposed Amendments is to eliminate most of the principal restrictive covenants, certain provisions of the merger covenant and certain of the events of default contained in the Indenture. In order to induce Holders to give their Consents with respect to the Solicitation as soon as practicable, the Company has offered to make the Consent Payment to any Holder who validly Consents to the Proposed Amendments prior to the Consent Date. Once the Withdrawal Date has occurred, Consents granted prior to the Consent Date may not be revoked, and tendered Notes may not be withdrawn.
      The Offer and Solicitation are being made in conjunction with, and are conditioned upon the consummation of, a replacement credit facility on terms and conditions satisfactory to the Company (the “Replacement Credit Facility”), pursuant to which the Company will retire all amounts outstanding under the Company’s Credit Agreement. The Company intends to finance the Offer and Solicitation, together with the fees and expenses incurred in connection therewith, with a portion of the funds borrowed under the Replacement Credit Facility. Thus, in the event the consummation of the Replacement Credit Facility is either delayed or unable to be accomplished, the Company will, in such case, not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each case subject to Rule 14e-1(c) under the Exchange Act and may terminate the Offer and Solicitation.
SECTION 3
OTHER MATTERS
      On the Initial Payment Date, the Company’s wholly-owned subsidiary, Greyhound Lines, Inc. (“Greyhound”) intends to effect a covenant defeasance (the “Greyhound Defeasance”) with respect to the outstanding 11 1/2% Senior Notes due 2007 (the “Greyhound 11 1/2% Notes”) issued pursuant to that certain indenture, dated April 16, 1997, entered into by and among Greyhound, certain guarantors named therein and Chase Manhattan Trust Company, N.A., as trustee (as successor to PNC Bank, National Association), as amended and supplemented from time to time, and call for redemption all outstanding Greyhound 11 1/2% Notes. On or prior to the Initial Payment Date, Greyhound also intends to call for redemption all outstanding 8 1/2% Convertible Subordinated Debentures due 2009 (“8 1/2% Debentures”) issued pursuant to that certain indenture dated April 16, 1997, entered into by and among Greyhound and Connecticut National Bank, as trustee (as successor to U.S. Trust Company of Texas, N.A.) (as amended and supplemented from time to time, the “8 1/2% Debenture Indenture”), which the Company expects to occur shortly after the Final Payment Date. In connection with the redemption of the Greyhound 11 1/2% Notes and the 8 1/2% Debentures, the Company expects to loan funds to Greyhound sufficient to finance a portion of the redemptions, together with the fees and expenses incurred in connection therewith. The consummation of the Greyhound Defeasance and the redemption of the Greyhound 11 1/2% Notes and the 8 1/2% Debentures is not a condition of the Offer and Solicitation and will not have any effect thereon.
SECTION 4
CONDITIONS OF THE OFFER AND SOLICITATION
      Notwithstanding any other provision of the Offer and Solicitation, the Company will not be obligated to accept and pay for Notes validly tendered pursuant to the Offer if any of the following conditions shall not have been satisfied or waived: (1) the Minimum Tender Condition; (2) the Financing Condition; (3) the Supplemental Indenture Condition; or (4) the General Conditions.
      The General Conditions shall be deemed to have been satisfied unless any of the following conditions (the “General Conditions”) shall occur on or after the date of this Statement and prior to the acceptance for payment of any Notes tendered pursuant to the Offer:

(a) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Solicitation, the Proposed Amendments or the purchase of Notes pursuant to the Offer (the “Purchase”) by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (i) challenges the making of the Offer, the Solicitation, the Proposed Amendments or the Purchase or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer, the Solicitation, the Proposed Amendments or the

Purchase or otherwise adversely affects in any material manner the Offer, the Solicitation, the Proposed Amendments or the Purchase or (ii) in the sole judgment of the Company, will, or is reasonably likely to, materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company or its respective subsidiaries, in each case taken as a whole, or materially impair the contemplated benefits of the Offer, the Solicitation, the Proposed Amendments or the Purchase to the Company;

(b) there shall have occurred or be reasonably likely to occur any event affecting the business or financial condition or results of operations of the Company or any of its subsidiaries which, in the Company’s sole judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer, the Solicitation, the Proposed Amendments or the Purchase, or that will, or is reasonably likely to, materially impair the contemplated benefits of the Offer, the Solicitation, the Proposed Amendments or the Purchase to the Company;

(c) there shall have occurred (i) any general suspension of or limitation on trading in securities in the United States securities or financial markets (whether or not mandatory), (ii) any significant adverse change in the price of the Notes, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a likelihood, in the Company’s reasonable judgment, of affecting, the extension of credit by banks or other lending institutions in the United States, (vi) a commencement or escalation of a war, armed hostilities, act of terrorism or other national or international crisis directly or indirectly relating to the United States, (vii) any significant adverse change in United States securities or financial markets generally, (viii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would be likely, in the Company’s sole judgment, to materially impair the contemplated benefits of the Offer, the Solicitation, the Proposed Amendments or the Purchase to the Company or (ix) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof; or

(d) the Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Offer, the Solicitation, the Purchase or the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting the Consents to the Proposed Amendments (including the form thereof) or in making the Offer or the acceptance of the Notes tendered for Purchase.

      If the conditions of the Offer are satisfied and the Initial Acceptance Date occurs, the Company’s obligation to accept for purchase and to pay for Notes validly tendered after the Initial Acceptance Date and prior to the Expiration Date and not validly withdrawn shall be conditioned only upon the satisfaction of clause (a) of the General Conditions.
      The conditions to the Offer and Solicitation are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances (including any action or inaction by the Company) giving rise to such conditions, or may be waived by the Company, in whole or in part, at any time or from time to time, in its sole discretion (except the receipt of the Requisite Consents which is required by the Indenture in order to effectuate the Proposed Amendments and may not be waived). The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding on all persons.
      In addition to the foregoing, the Company reserves the right (i) to extend or terminate the Offer or the Solicitation at any time or (ii) to amend the terms of the Offer or the Solicitation in any respect. The Company will give Holders notice of such changes as may be required by applicable law.
SECTION 5
RISK FACTORS
      The following considerations, in addition to the information described elsewhere herein, including the certain risks, uncertainties and assumptions included in the “Forward Looking Statements” Section, should be carefully considered by each Holder before deciding whether to participate in the Offer and the Solicitation.

      Consummation of the Offer and Implementation of the Proposed Amendments may affect the liquidity, market value, price and volatility of the Notes. Depending on, among other things, the amount of any Notes that remain outstanding after consummation of the Offer, the liquidity, market value and price volatility of such Notes may be adversely affected by the consummation of the Offer and the Solicitation. To the extent that Notes are tendered and accepted in the Offer, any existing trading market for the remaining Notes will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Consequently, the liquidity, market value and price volatility of Notes which remain outstanding after consummation of the Offer may be adversely affected. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, a trading market for the Notes may not exist and we do not know at what price the Notes may trade following the consummation of the Offer. The extent of the public market for the Notes and the price at which the Notes may trade following the consummation of the Offer would depend upon a number of factors, including the number of Holders remaining at such time and the interest in maintaining a market in Notes on the part of securities firms.
      The effects of the Proposed Amendments could materially and adversely affect the credit risk inherent in the Notes not purchased pursuant to the Offer. Notes not purchased pursuant to the Offer will remain outstanding. If the Proposed Amendments become operative, most of the principal restrictive covenants contained in the Indenture will be amended or eliminated, as will certain events of default, and Holders of Notes not purchased will no longer be entitled to the benefit of such provisions. The Indenture, as so amended, will continue to govern the terms of all Notes that remain outstanding after the consummation of the Offer. The elimination (or, in certain cases, amendment) of these restrictive covenants and other provisions will permit the Company and its subsidiaries, to, among other things, incur indebtedness, pay dividends, or make other restricted payments, incur liens or make investments, in each case which otherwise may not have been permitted pursuant to the Indenture. If the Proposed Amendments become operative, the Company or any Guarantor will be permitted to merge or consolidate with, or sell all or substantially all of its assets to, another person without complying with a number of conditions previously set forth in the Indenture. It is possible that any such actions that would be permitted will increase the credit risk faced by the Holders of Notes not purchased or otherwise adversely affect Holders of Notes not purchased.
      There is a limited market and trading information with respect to the Notes. The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices.
      The Consent Payment will be made only to Holders of Notes whose Notes are validly tendered (and not withdrawn) prior to the Consent Date. On the Initial Payment Date, the Company will pay each tendering Holder who validly consented to the Proposed Amendment prior to the Consent Date, as part of the Total Consideration, a Consent Payment for such Holder’s Notes for which Consents have been validly delivered and not revoked prior to the Consent Date. If a Holder’s Notes are not validly tendered and the corresponding Consents are not validly delivered pursuant to the Offer and the Solicitation prior to the Consent Date, or a Holder’s Notes are withdrawn and the corresponding consents revoked and such Notes are not properly retendered prior to the Consent Date, such Holder will not receive the Consent Payment even though the Proposed Amendments will be effective as to each of such Holder’s Notes that are not purchased in the Offer. In addition, each Holder who validly tenders Notes, and thereby validly consents to the Proposed Amendments, after the Consent Date and prior to the Expiration Date will receive the Tender Offer Consideration, but will not receive the Consent Payment even though such Holder delivered its Consent.
      Subsequent Repurchases of Notes; Discharge. Whether or not the Offer is consummated, the Company or its affiliates may from time to time, as permitted by applicable law, acquire Notes otherwise than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Further, the Company may exercise its rights under the Indenture to defease or otherwise discharge its remaining obligations with respect to the Notes by depositing cash and/or securities with the Trustee in accordance with the terms of the Indenture.

      Certain factors could affect the market value, price and volatility of the Notes. The market value of the Notes may be volatile and subject to wide fluctuations. In addition, the trading volume in the Notes may fluctuate and cause significant price variations to occur. If the market value of the Notes declines significantly, you may be unable to resell your Notes at or above the current market value. We cannot assure you that the market value of the Notes will not fluctuate or decline significantly in the future. Some of the factors that could adversely affect the market value of the Notes or result in fluctuations in the market value of the Notes include: actual or anticipated fluctuations in our results of operations; failure to be covered by securities analysts, or failure by us to meet securities analysts’ expectations; success of our operating strategies; changes in prevailing interest rates; potential purchase price adjustments or claims related to the sale of the Company’s healthcare business; or decline in the market value of companies that are our peers.
SECTION 6
PROCEDURE FOR TENDERING NOTES AND DELIVERING CONSENTS
      The tender of Notes pursuant to the Offer and in accordance with the procedures described below will be deemed to constitute a Consent with respect to the Notes tendered. Any Holder who tenders Notes pursuant to the Offer must also deliver a Consent to the Proposed Amendments. Holders who validly tender their Notes pursuant to the Offer will be deemed to have delivered their Consents by such tender. Additionally, Holders must tender their Notes in order to deliver a Consent. A Holder may not revoke a Consent without withdrawing the previously tendered Notes to which the Consent relates. Holders will not be entitled to receive the Total Consideration unless they tender their Notes pursuant to the Offer and deliver Consents to the Proposed Amendments pursuant to the procedures described in the Offer Documents prior to the Consent Date. The Company is not soliciting and will not accept Consents from Holders who do not tender their Notes pursuant to the Offer.
      Tenders of Notes and Delivery of Consents. The tender by a Holder of Notes (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal. Only Holders are entitled to deliver Consents.
      Tenders of Notes Held in Physical Form. To effectively tender Notes held in physical form pursuant to the Offer, a properly completed Consent and Letter of Transmittal (or a facsimile thereof) duly executed by the Holder thereof, together with Certificates representing such Notes, and any other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of the Statement (or delivery of Notes may be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below) prior to the Consent Date or the Expiration Date, as applicable. The Consent and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to the Company, the Information Agent, either of the Dealer Managers or the Trustee.
      Tenders of Notes Held through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents should contact such registered Holder promptly and instruct such Holder to tender the Notes and deliver Consents on such beneficial owner’s behalf. A Consent and Letter of Transmittal is included in the materials provided with this Statement which may be used by a beneficial owner in this process to effect the tender and deliver a Consent. Any beneficial owner of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to execute, on such beneficial owner’s behalf, a Consent and Letter of Transmittal with respect to Notes beneficially owned by such beneficial owner on the day of execution. If such beneficial owner wishes to tender such Notes himself/herself/itself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.
      Tender of Notes Held through DTC. To effectively tender Notes that are held through DTC and deliver Consents, DTC participants should either (i) properly complete and duly execute the Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates representing the Notes and any other documents required by the Consent and Letter of Transmittal, and mail or deliver the Consent and Letter of Transmittal or such facsimile pursuant to the procedure for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP, for which the transaction will be eligible and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant.
      The method of delivery of certificates for Notes, Consents and Letters of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes and delivering Consents. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail, return receipt requested, and that the mailing be made sufficiently in advance of the Consent Date or Expiration Date, as the case may be, to permit delivery to the Depositary prior thereto. Alternative, conditional or contingent tenders or Consents will not be considered valid.
      Unless the Notes being tendered are deposited with the Depositary prior to the Consent Date or the Expiration Date, as applicable (accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted Agent’s Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the applicable Total Consideration or Tender Offer Consideration, respectively. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.
      Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. Timely book-entry delivery of Notes pursuant to the Offer, however, requires a receipt of confirmation (a “Book Entry Confirmation”) prior to the Consent Date or Expiration Date, as applicable. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, the Consent and Letter of Transmittal (or manually signed facsimile thereof) or an Agent’s Message (as defined below) in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Statement prior to the Consent Date to receive the Total Consideration or the Expiration Date to receive the Tender Offer Consideration. Tenders of Notes and delivery of related Consents will not be deemed validly made until such documents are received by the Depositary. Delivery of documents to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from each participant in DTC tendering the Notes and that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal, and that the Company may enforce such agreement against such participant.
      Interpretation. All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes and revocation of Consents will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders and withdrawals of Notes and delivery and revocations of Consents that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion, subject to applicable law, to waive any of the conditions of the Offer and Solicitation or any defect or irregularity in the tender or withdrawal of Notes or delivery or revocation of Consents of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. Tenders or withdrawals of Notes or delivery or revocation of Consents will not be deemed to have been made until such defects or irregularities have been cured or waived. The Company’s interpretation of the terms and conditions of the Offer and Solicitation will be final and binding. None of the Company, the Depositary, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders or consents or any notices of withdrawal or revocation or will incur any liability for failure to give any such notice.
      Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee for further instructions.
      No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Offer or Solicitation under the terms of this Statement or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above.

      Backup Withholding. To prevent backup withholding tax, each tendering U.S. Holder (as defined in Section 11, “Certain U.S. Federal Income Tax Consequences”) of Notes must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the substitute Form W-9 included in the Consent and Letter of Transmittal or provide an adequate basis for an exemption from backup withholding. For a more detailed discussion of U.S. backup withholding, see Section 11, “Certain U.S. Federal Income Tax Consequences.” Tendering non-U.S. Holders (as defined in Section 11, “Certain U.S. Federal Income Tax Consequences”) should complete IRS Form W-8BEN or other Form W-8, as appropriate, to establish exemption from backup withholding.
SECTION 7
WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS
      Notes tendered and Consents delivered prior to the Withdrawal Date may be validly withdrawn or revoked at any time prior to the Withdrawal Date. Notes tendered and Consents delivered after the Withdrawal Date may not be validly withdrawn or revoked, unless the Company makes a material change in the terms of the Offer or the Solicitation or is otherwise required by applicable law. A valid withdrawal of tendered Notes prior to the Withdrawal Date shall not be deemed a revocation of the related Consents. If, prior to the Withdrawal Date, a Holder withdrawing Notes also determines to revoke the Consents related thereto, the Holder must expressly request the revocation of such Consents in the communication withdrawing such Notes. Consents may be revoked at any time prior to the Withdrawal Date, but Consents may not be revoked without withdrawing the previously tendered Notes from the Offer. Consents may not be revoked, and tenders of Notes may not be withdrawn, after the Withdrawal Date, except under limited circumstances. In addition, tendered Notes may be validly withdrawn and Consents revoked if the Offer is terminated without any Notes being purchased thereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders and Consents delivered pursuant to the Solicitation will be of no further force or effect.
      For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or a properly transmitted Request Message (as defined below) must be received by the Depositary prior to the Withdrawal Date at its address set forth on the back cover of this Statement. Any such notice of withdrawal must (i) specify the name of the registered Holder of the Notes to be withdrawn, (ii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (or, in the case of Notes tendered by book-entry transfer, the number of the account at DTC from which the Notes were tendered and the name and number of the account at DTC to be credited with the Notes withdrawn) and the aggregate principal amount represented by such Notes, (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder, (iv) state that such Holder is withdrawing such Holder’s election to have such Notes purchased and (v) be received by the Depositary at its address set forth on the back cover herein prior to the Withdrawal Date. In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal or revocation, DTC participants may electronically transmit a request for withdrawal or revocation to DTC. DTC will then edit the request and send a request message (a “Request Message”) to the Depositary. If Consents previously delivered are also to be revoked, the notice of withdrawal described above must contain the description of the Notes (including certificate number, if applicable) as to which Consents are to be revoked. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal is effective upon transmission of such Request Message or written, telegraphic or facsimile notice of withdrawal, even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Notes may be retendered by following one of the procedures described under Section 6, “Procedure for Tendering Notes and Delivering Consents,” at any time prior to the Expiration Date.
      Withdrawal of Notes with or without revocation of Consents can only be accomplished in accordance with the foregoing procedures.

      If the Company extends the Offer or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Offer for any reason, then, without prejudice to the Company’s rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this Section 7.
      All questions as to the validity (including time of receipt) of notice of withdrawal with or without revocation of Consents will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding). None of the Company, the Depositary, the Dealer Managers, the Trustee, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal with or without revocation of Consents or incur any liability for failure to give any such notification.
      There are no appraisal or other similar statutory rights available to a Holder of the Notes in connection with the Offer or the Solicitation.
SECTION 8
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company intends to accept for purchase, and pay for, Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn upon the satisfaction or waiver of the conditions to the Offer specified under Section 4, “Conditions of the Offer and Solicitation.” The Company will pay for such Notes accepted for payment promptly following the Initial Acceptance Date or the Final Acceptance Date, as the case may be. The Company reserves the right to accept for purchase and pay for all Notes validly tendered prior to the Expiration Date, provided that such Notes have been validly tendered and no withdrawal rights then exist for the Notes, and to keep the Offer open or extend the Expiration Date to a later date and time as announced by the Company in accordance with applicable law.
      The Company expressly reserves the right, in its sole discretion, to (i) delay acceptance for purchase of Notes tendered under the Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of a tender offer), or (ii) terminate the Offer at any time. In all cases, payment for Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth in Section 6, “Procedure for Tendering Notes and Delivering Consents,” (ii) a properly completed and duly executed Consent and Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message and (iii) any other documents required by the Consent and Letter of Transmittal.
      For purposes of the Offer, the Company will be deemed to have accepted for payment tendered Notes if, as, and when the Company gives oral or written notice thereof to the Depositary on the Initial Acceptance Date or the Final Acceptance Date, as the case may be.
      Payment for Notes accepted for purchase pursuant to the Offer and Consents delivered prior to the Consent Date pursuant to the Solicitation will be made by the Company by depositing such payment with the Depositary, which will act as agent for the tendering and consenting Holders for the purpose of receiving the Total Consideration or the Tender Offer Consideration, as the case may be, and transmitting such consideration (and accrued unpaid interest up to, but not including, the Initial Payment Date or the Final Payment Date, as the case may be) to such Holders. In no event will a Holder be entitled to receive a Consent Payment unless such Holder is entitled to receive the Tender Offer Consideration. Upon the terms and subject to the conditions of the Offer, delivery by the Depositary of the Total Consideration or the Tender Offer Consideration, as the case may be, (a) shall be made on the Initial Payment Date for Notes that have been validly tendered and not validly withdrawn prior to such date (or, with respect to defectively tendered Notes, if the Company has waived such defect), along with the Consent Payment therefor, or (b) shall be made on the Final Payment

Date for Notes that have been validly tendered and not validly withdrawn after the Initial Payment Date but prior to the Expiration Date.
      Holders of the Notes tendered and accepted for payment pursuant to the Offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the applicable Payment Date. Under no circumstances will any additional interest be payable by the Company because of any delay in the transmission of funds from the Depositary to the tendering Holders. The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for the Notes in order to comply, in whole or in part, with any applicable law. As a result of the Company’s ability to extend the Consent Date and to extend or forgo the Initial Payment Date, the Initial Payment Date may be the same as the Final Payment Date. In the event that the Initial Payment Date is the same as the Final Payment Date, all Holders whose Notes are accepted for payment by the Company will receive the Total Consideration or the Tender Offer Consideration, as applicable, on such date. Tenders of Notes and delivery of Consents will be accepted for payment only in integral multiples of $1,000.
      For purposes of the Solicitation, Consents received by the Depositary will be deemed to have been accepted if, as and when (a) the Company gives written notice to the Trustee of the receipt by the Depositary of the Requisite Consents, and the Company and the Trustee execute the Second Supplemental Indenture and (b) the Company has accepted the Notes for purchase and payment pursuant to the Offer.
      If any tendered Notes are not purchases pursuant to the Offer for any reason, such Notes not purchased will be returned, without expense, to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer into the Depositary’s account at DTC, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration, termination or withdrawal of the Offer.
SECTION 9
EXTENSION AND AMENDMENT
      The Company expressly reserves the right, at any time or from time to time, subject to the terms of the Indenture and applicable law:

•	to extend the Consent Date or Expiration Date and retain any Notes that have been tendered and Consents that have been delivered pursuant to the Offer; or

•	to amend the Offer and Solicitation in any respect;
in each case by publishing a public announcement thereof.
      Any extension or amendment will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Consent Date or Expiration Date, as the case may be. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to DTC and the Dow Jones News Service. The Company does not presently intend to extend the Consent Date or the Expiration Date.
SECTION 10
PROPOSED AMENDMENTS TO THE INDENTURE
Purposes and Effects
      The primary purpose of the Proposed Amendments is to provide the Company with greater operating and financial flexibility. The Second Supplemental Indenture will be executed on or promptly following the Consent Date, provided that the Requisite Consents have been received. If the Offer is terminated or withdrawn, or the validly tendered Notes are not accepted for payment, the Proposed Amendments will not become operative, and no Tender Offer Consideration or Consent Payment will be paid or be payable. Each Holder, by executing and delivering a Consent, will consent to the Proposed Amendments which will be reflected in the Second Supplemental Indenture.

Proposed Amendments
      This section sets forth a brief description of the Proposed Amendments to the Indenture for which Consents are being sought pursuant to the Solicitation. The following description is qualified in its entirety by reference to the full and complete terms contained in the accompanying Annex A, the Indenture and the Second Supplemental Indenture. A copy of the form of Second Supplemental Indenture is available from the Information Agent upon any Holder’s request. Capitalized terms not otherwise defined in this section shall have the respective meanings set forth in the Indenture.
      The Proposed Amendments would delete or amend the following covenants and references thereto from the Indenture as well as the Events of Default related to such covenants, certain other Events of Default and the definitions relating to such covenants and Events of Default:
      Maintenance of Properties; Insurance; Compliance with Law (Section 4.04 of the Indenture). The Proposed Amendments would eliminate those covenants contained in Section 4.04 related to the maintenance of properties and insurance. Elimination of these covenants will mean that the Company and its Restricted Subsidiaries will no longer be required to: (i) maintain material properties in good condition, repair and working order or to make necessary repairs; or (ii) keep material properties of an insurable nature insured against loss or damage.
      Payment of Taxes and Other Claims (Section 4.07 of the Indenture). Elimination of this covenant will mean that the Company and its Restricted Subsidiaries will no longer be required to pay or discharge material taxes, assessments, governmental charges, or claims for labor, materials and supplies, which, if unpaid might by law become a lien on the property of the Company or any of its subsidiaries.
      Repurchase at the Option of Holders upon Change of Control (Section 4.08). Elimination of this covenant will mean that the Company will no longer be required to repurchase Holders’ Notes upon a Change of Control.
      Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock (Section 4.09 of the Indenture). Elimination of this covenant will permit the Company and its Restricted Subsidiaries to incur Indebtedness and issue Preferred Stock without any conditions or limitations.
      Limitation on Restricted Payments (Section 4.10 of the Indenture). Elimination of this covenant will permit the Company and its Restricted Subsidiaries to: (i) declare or pay dividends or make any other distributions on the Capital Stock of the Company; (ii) purchase, redeem, or otherwise retire for value Capital Stock of the Company; (iii) make principal payment on, purchase, defease, redeem, prepay, decrease, or otherwise retire for value Indebtedness of the Company or its subsidiaries that is subordinate to the Notes; or (iv) make any Investment of any nature or size without any conditions or limitations.
      Limitation on Liens (Section 4.11 of the Indenture). Elimination of this covenant will permit the Company and its Restricted Subsidiaries to create, incur, assume, or permit or suffer to exist Liens of any kind to secure Indebtedness that is subordinated or equal to the Notes.
      Repurchase at the Option of the Holders upon Asset Sales (Section 4.12 of the Indenture). The elimination of this Covenant will permit the Company and its Restricted Subsidiaries to sell, transfer, or otherwise dispose of assets without any conditions or limitations and eliminate the Company’s duty to offer to repurchase the Notes at the option of the Holders with the net cash proceeds resulting therefrom.
      Limitation on Dividends and Other Payment Restrictions Affecting the Restricted Subsidiaries (Section 4.13 of the Indenture). The elimination of this covenant will permit the Company and its Restricted Subsidiaries to encumber or restrict in any manner such entities’ ability to: (i) pay dividends or make any other distributions on its Capital Stock; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; and (iii) transfer property to the Company or any Restricted Subsidiary.
      Limitation on Transactions with Affiliates (Section 4.14 of the Indenture). The elimination of this covenant will permit the Company and its Restricted Subsidiaries to enter into or permit to exist any transaction or series of transactions with, or for the benefit of, any of its Affiliates without any conditions or limitations.
      Limitation on Designations of Unrestricted Subsidiaries (Section 4.15 of the Indenture). The Proposed Amendments would eliminate those covenants contained in Section 4.15 that restrict the Company and its Restricted Subsidiaries from providing credit support to an Unrestricted Subsidiary or becoming liable for the Indebtedness of an

Unrestricted Subsidiary. The elimination of this covenant will permit the Company or any Restricted Subsidiary to provide credit support, guarantee or be directly liable for the indebtedness of a subsidiary of the Company previously defined as an “Unrestricted Subsidiary” under the Indenture. The Unrestricted Subsidiaries of the Company are Greyhound Lines, Inc., a Delaware corporation, Interstate Leasing, Inc., a Mississippi corporation, and Hotard Coaches, Inc., a Louisiana corporation, and each of their respective Subsidiaries.
      Limitation on Sale and Leaseback Transactions (Section 4.16 of the Indenture). Elimination of this covenant will permit the Company and its Restricted Subsidiaries to complete sale and leaseback transactions without any conditions or limitations.
      Issuance of Subsidiary Guarantees (Section 4.18 of the Indenture). Elimination of this covenant will mean that the Company will no longer be required to cause any future Domestic or Foreign Restricted Subsidiary to guarantee the Company’s obligations under the Notes or the Indenture.
      Merger, Consolidation and Sale of Assets (Section 5.01 of the Indenture). Amendment of this covenant to eliminate clauses (a)(2), (a)(3), (a)(4), (b)(3), (b)(4), and (b)(5) will permit the Company and its Restricted Subsidiaries to consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets to any Person with few conditions or limitations.
      The Proposed Amendments would also eliminate the Events of Default set forth in the following clauses of Section 6.01: clause (4) (relates to default by the Company under a mortgage, indenture, or instrument for which principal amount aggregates $20 million); clause (5) (relates to a judgment against the Company or its Restricted Subsidiaries in excess of $20 million); and clause (8) (relates to invalidity of a Guarantee of Significant Subsidiary).
SECTION 11
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes certain U.S. federal income tax consequences expected to result to Holders of Notes from the consummation of the Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary assumes the Notes are held as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a Holder’s particular circumstances or to Holders that may be subject to special tax rules, including, without limitation:

•	Holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	“U.S. Holders” whose “functional currency” is not the U.S. dollar;

•	persons holding the Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; or

•	U.S. expatriates.

      If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A Holder that is a partner of a partnership holding Notes should consult its own tax advisor.
      For purposes of this discussion, a “U.S. Holder” is a Holder of Notes that for U.S. federal income tax purposes is:

•	a citizen or an individual resident of the United States;

•	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
      A “non-U.S. Holder” is a Holder of Notes who is an individual, corporation, trust or estate that is not a U.S. Holder.
THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Tendering U.S. Holders
      Tenders of Notes Pursuant to the Offer. The tender of the Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to market discount (as discussed below) and accrued interest not previously included in income by the U.S. Holder, which will be taxed as ordinary income) and the Holder’s adjusted tax basis in the Notes tendered, determined on the applicable Payment Date. A U.S. Holder’s adjusted tax basis in the Notes generally will equal the cost of the Notes to such U.S. Holder, increased by any market discount previously included in income with respect to the Notes, and reduced by any amortizable bond premium applied to reduce interest on the Notes and any payments on the Notes (other than payments of qualified stated interest). Capital gain of a non-corporate U.S. Holder is generally subject to tax at reduced rates in respect of property held for more than one year. The deductibility of capital losses is limited.
      Market Discount. Subject to a statutory de minimis exception, the Notes generally have market discount if they were purchased for an amount that was less than the Notes’ stated principal amount. Unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount will be treated as ordinary income to the extent of the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Notes were held by the U.S. Holder.
      Consent Payment. The tax treatment of the receipt of the Consent Payment by a U.S. Holder that tenders Notes pursuant to the Offer is unclear because there is no direct guidance in the U.S. federal income tax law. The Company intends to treat the Consent Payment as additional consideration for tendering the Notes in the manner described above. In light of the uncertainty in the tax law, the Consent Payment may be treated as a separate fee that would be subject to tax as ordinary income rather than additional consideration for the Notes.
      Information Reporting and Backup Withholding. Payments made (including the Consent Payment) to U.S. Holders pursuant to the Offer may be subject to information reporting requirements. In addition, a U.S. Holder who fails to complete a substitute Form W-9 may be subject to backup withholding at a rate of 28% with respect to the receipt of consideration received pursuant to the Offer and Solicitation unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number (“TIN”), certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.
Tendering Non-U.S. Holders
      Tenders of Notes Pursuant to the Offer. Except as provided in the discussion of backup withholding below, a non-U.S. Holder that sells a Note pursuant to the Offer will not be subject to U.S. federal income and withholding taxes on any gain realized on the sale (other than amounts attributable to accrued interest) unless (i) such Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (ii) the gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States (and if any income tax treaty applies, such gain is attributable to a U.S. permanent establishment). If the gain is “effectively connected” income (and if an income tax treaty applies, is “attributable” to a U.S. permanent establishment), the non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, and a non-U.S. Holder that is a corporation could also be subject to a 30% branch profits tax (or at a reduced rate under an applicable income tax treaty).
      The gross amount of payments attributable to accrued interest paid to a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company that are entitled to vote, (ii) the Holder is not (a) a controlled foreign corporation that is related to the Company through stock ownership or (b) a bank receiving interest on a loan entered into in the ordinary course of business, (iii) such interest is not effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States and (iv) the Company or its Depositary has received appropriate documentation establishing that the non-U.S. Holder is not a U.S. person. A non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on payments of accrued interest.
      Consent Payment. As noted earlier, the tax treatment of the Consent Payment is uncertain. The Company intends to treat the Consent Payment as additional consideration for the tender of the Notes with the treatment described above. If the Consent Payment is treated as a separate fee, it may be subject to a U.S. federal withholding tax at a rate of 30% (or if applicable, a lower treaty rate).
      Information Reporting and Backup Withholding. Payments pursuant to the Offer to a non-U.S. Holder will generally be subject to information reporting and possible backup withholding at a rate of 28%. A non-U.S. Holder that provides an IRS Form W-8BEN (or other applicable form) to the Depositary certifying its non-U.S. status or that otherwise establishes an exemption may avoid backup withholding and certain information reporting. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder may be credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, and a non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.
Non-Tendering Holders
      Under applicable Treasury regulations, a modification of a debt instrument will be treated as a deemed exchange upon which gain or loss is realized for U.S. federal income tax purposes if the modified debt instrument differs materially either in kind or in extent from the original debt instrument, even if no actual exchange of the debt instrument occurs. A modification of a debt instrument will not be treated as a “significant modification” and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is “economically significant.” Although the Treasury regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification, not all of the Proposed Amendments may be considered as accounting or financial covenants.

      The Company intends to treat the adoption of the Proposed Amendments as not causing a significant modification of the Notes under the applicable Treasury regulations and thus, as not resulting in a deemed exchange of the Notes by the Holders for U.S. federal income tax purposes. As a result, Holders should continue to have the same tax basis, holding period, and accrued marked discount (if any) with respect to the amended Notes as they had immediately prior to the Proposed Amendments. Although we believe our position to be correct, we can give no assurance that the IRS could not successfully assert that a Holder should be deemed to have made a taxable exchange. Holders retaining the Notes are encouraged to consult their tax advisors regarding the risk that the adoption of the Proposed Amendments constitutes a significant modification for U.S. federal income tax purposes.
SECTION 12
SOURCE AND AMOUNT OF FUNDS
      The total amount of funds required to purchase all of the Notes sought pursuant to the Offer, to make the Consent Payments with respect to all outstanding Notes and to pay all accrued and unpaid interest on the Notes is expected to be approximately $482 million, assuming all outstanding Notes are validly tendered prior to the Consent Date (assumed to be June 15, 2005). The Company intends to finance a portion of the Offer and the Solicitation together with the fees and expenses incurred in connection therewith, from funds derived from the Replacement Credit Facility. The remaining portion of the Offer and Solicitation and fees and expenses incurred in connection therewith shall be funded from the Company’s internal funds.
SECTION 13
DEALER MANAGERS, DEPOSITARY, AND INFORMATION AGENT
      The Company has retained Citigroup Global Markets Inc. and UBS Securities LLC to act as Dealer Managers (the “Dealer Managers”) in connection with the Offer and Solicitation Agents (“Solicitation Agents”) in connection with the Solicitation. The Dealer Managers may contact Holders regarding the Offer and Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Statement and related materials to beneficial owners of Notes. The Company has agreed to pay the Dealer Managers and the Solicitation Agents customary fees for their services in connection with the Offer and Solicitation. The Company has also agreed to reimburse the Dealer Managers and the Solicitation Agents for certain of their out-of-pocket expenses and to indemnify the Dealer Managers, and the Solicitation Agents against certain liabilities relating to the Tender Offer and Consent Solicitation, including liabilities under the federal securities laws.
      At any given time, the Dealer Managers may trade the Notes or other debt or equity securities of the Company and its subsidiaries for their own account or for the account of customers and accordingly may hold a long or short position in the Notes or such other securities. In the ordinary course of their businesses, the Dealer Managers or their affiliates have in the past performed and may from time to time perform certain investment banking, commercial banking and financial advisory services. An affiliate of Citigroup Global Markets Inc. is a lender under the Company’s current credit facility and, affiliates of both Dealer Managers will be lenders under the Replacement Credit Facility.
      The Dealer Managers do not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Notes contained in this Statement or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
      The Company has retained Deutsche Bank Trust Company Americas to act as Depositary (the “Depositary”) in connection with the Offer and Solicitation. The Company has agreed to pay the Depositary customary fees for its services in connection with the Offer and Solicitation and to reimburse the Depositary for its out-of-pocket expenses and to indemnify them against specific liabilities, including liabilities under federal securities laws. Consents and Letters of Transmittal and all correspondence in connection with the Offer and Solicitation should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning tender procedures should contact the Depositary at the address and telephone number set forth on the back cover of this Statement.

      The Depositary does not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Notes contained in this Statement or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
      The Company has retained D.F. King & Co., Inc. to act as Information Agent (the “Information Agent”) in connection with the Offer and Solicitation. The Company has agreed to pay the Information Agent customary fees for its services in connection with the Offer and Solicitation and to reimburse the Information Agent for its out-of-pocket expenses. The Information Agent will assist holders who request assistance in connection with the Offer and Solicitation, and may request brokers, dealers and other nominee holders to forward materials relating to the Offer and Solicitation to beneficial owners.
      The Information Agent does not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Notes contained in this Statement or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
      Any questions or requests for assistance or for additional copies of this Statement or the Consent and Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Statement. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer and Solicitation.

SCHEDULE A
Formula for Calculating Tender Offer Consideration and Total Consideration
      This schedule provides the formula for calculating the Tender Offer Consideration, the Total Consideration and accrued and unpaid interest on the Notes from the last interest payment date to, but not including, the applicable Payment Date:

YLD	=	Reference Yield plus the Fixed Spread, expressed as a decimal.
CPN	=	The nominal rate of Interest payable on the Notes.
R	=	Assumed principal amount which is 1,053.75 per $1,000 principal amount of the Notes as of the Redemption Date.
N	=	The number of semi-annual interest payments from (but not including) the applicable Payment Date to and including the Redemption Date.
S	=	The number of days from and including the semi-annual interest payment date immediately preceding the applicable Payment Date up to, but not including, the Initial Payment Date. The number of days is computed using the 30/360 day-count method.
Accrued Interest	=	Accrued and unpaid interest from the last interest payment date to, but not including, the applicable Payment Date, payable on the applicable Payment Date.
/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.
exp	=	Exponentiate. The term to the left of ‘exp’ is raised to the power indicated by the term to the right of ‘exp.’
(N) å (k=1)	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated ‘N’ times (substituting for ‘k’ in that term which whole number from 1 to N, inclusive), and the separate calculations are then added together.
Tender Offer Consideration	=	The price per $1,000 principal amount of Notes. The Tender Offer Consideration is rounded to the nearest cent.
CP	=	Consent Payment, which is $20.00.
Accrued Interest	=	$1,000 (CPN/2) (S/180)
Total Consideration	=	The sum of the Tender Offer Consideration and the Consent Payment.
Tender Offer Consideration	=

{	R (1+YLD/2)exp(N-S/180)	}	+	N å k=1	{	$1,000(CPN/2) (1+YLD/2)exp(k-S/180)	}	—	$1,000(CPN/2)(S/180) - CP

SCHEDULE B
Example of Tender Offer Consideration and Total Consideration
      This schedule provides a hypothetical illustration of the Tender Offer Consideration and the Total Consideration for the Notes based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Tender Offer Consideration and the Total Consideration, as quoted at hypothetical rates and times, and should not be used or relied upon for any other purposes.
Laidlaw International, Inc.
10 3/4% Senior Notes due 2011

Redemption Date:	June 15, 2007
Reference Security (UST Benchmark):	4.375% U.S. Treasury Notes due May 15, 2007
Fixed Spread:	75 basis points
Example:
Assumed Price Determination Date:	June 15, 2005
Assumed Initial Payment Date:	June 23, 2005
Assumed Final Payment Date:	June 30, 2005
Reference Security Yield:	3.57%
YLD	.0432
CPN	.1075
N	4
S	8
CP	$20.00 per $1,000 principal amount of Notes
Tender Offer Consideration	$1,150.02
Total Consideration	$1,170.02

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT
LAIDLAW INTERNATIONAL, INC.
Offer to Purchase for Cash
Any and All Outstanding
10 3/4% Senior Notes due 2011
(CUSIP Nos. 50730RAB8 and 50730RAA0
ISIN Nos. US50730RAB87 and US50730RAA05)
To obtain additional copies of the Offer to Purchase and Consent Solicitation Statement, please contact the Information Agent.
The Dealer Managers for the Offer and Solicitation Agents for the Solicitation are:

CITIGROUP GLOBAL MARKETS INC.	UBS INVESTMENT BANK
390 Greenwich St., 4th Floor	677 Washington Blvd.
New York, NY 10013	Stamford, CT 06901
Attn: Liability Management Group	Attn: Liability Management Group
Telephone: (800) 558-3745	Telephone: (888) 722-9555 x 4210
(212) 723-6106 (collect)	(203) 719-4210 (collect)
The Information Agent for the Offer and Solicitation is:
D.F. KING & CO., INC.
48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 431-9645
The Depositary for the Offer and Solicitation is:
DEUTSCHE BANK TRUST COMPANY AMERICAS
General Information:
Attention: Karl Shepherd
1-800-735-7777
For Confirmation by Telephone:
(615) 835-3572

By Mail:	By Overnight Courier:	By Hand:
Deutsche Bank Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, Tennessee 37229-2737 Fax: (615) 835-3701	Deutsche Bank Services Tennessee, Inc. Reorganization Unit 648 Grassmere Park Road Nashville, Tennessee 37211	Deutsche Bank Trust Company Americas c/o The Depositary Trust Clearing Corporation 55 Water Street, 1st Floor Jeannette Park Entrance New York City, New York 10041
Any questions about the Offer and Solicitation or procedures for tendering Notes and Consents may be directed to the Information Agent or the Dealer Managers.
LAIDLAW INTERNATIONAL, INC.
55 Shuman Boulevard, Suite 400
Naperville, Illinois 60563
(630) 848-3000

ANNEX A
PROPOSED AMENDMENTS
      The following is a description of the proposed amendments (the “Proposed Amendments”) to certain covenants and other provisions of the Indenture dated as of June 3, 2003, as supplemented and amended by the First Supplemental Indenture dated as of June 18, 2003 (as supplemented and amended, the “Indenture”) between the Company, and Deutsche Bank Trust Company Americas, as Trustee. Holders of Notes who desire to accept the Tender Offer must consent to the Proposed Amendments. Such amendments will be contained and reflected in the Second Supplemental Indenture.
      The provisions of the Indenture reprinted below are qualified in their entirety by reference to the Indenture. Capitalized terms used in this Annex A without definition have the same meanings set forth in the Indenture.
      I. If the Proposed Amendments become effective, the following sections of the Indenture will be eliminated:
      Section 4.07     Payment of Taxes and Other Claims.
      The Company shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or Property of the Company or any of its Subsidiaries, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the Property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
      Section 4.08     Repurchase at the Option of Holders upon Change of Control.
      (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest, if any, to the purchase date (the “Change of Control Payment”); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 4.08 in the event that it has mailed the notice to exercise its right to redeem all the Notes under Section 3.03 at any time prior to the requirement to consummate the Change of Control and redeem the Notes in accordance with such notice.
      (b) Within 30 days following any Change of Control, or, at the Company’s option, prior to the consummation of such Change of Control but after it is publicly announced, the Company shall send, by first-class mail, with a copy to the Trustee, to each Holder, at such Holder’s address appearing in the Note register, a notice stating:

(1) that a Change of Control has occurred or shall occur and a Change of Control Offer is being made pursuant to this Section 4.08 and that all Notes timely tendered shall be accepted for payment;

(2) the Change of Control purchase price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control;

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring;

(5) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment; and

(6) the Holders shall not be entitled to tender their Notes to the extent that such Notes become subject to redemption by the Company under the terms of Section 3.03 at any time prior to the requirement to redeem the Notes in accordance with such notice.
      Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.
      (c) On or prior to the Change of Control Payment Date, the Company shall irrevocably deposit with the Trustee or with the Paying Agent in cash an amount equal to the Change of Control Payment payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 4.08(c). On the Change of Control Payment Date, the Company shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company for payment.
      (d) The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering Holder of the Change of Control Payment. In the event that the aggregate Change of Control Payment is less than the amount delivered by the Company to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the Change of Control Payment Date.
      (e) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase (an “Alternate Offer”), in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control made by the Company, any and all Notes properly tendered and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.
      (f) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of such compliance with these securities laws or regulations.
      Section 4.09     Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.
      (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Company shall not permit any of the Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue Preferred Stock if on the date of the incurrence of such Indebtedness or the issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0.
      (b) Section 4.09(a) shall not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Preferred Stock, as applicable (collectively, “Permitted Indebtedness”):

(1) Indebtedness represented by $406.0 million in aggregate principal amount of the Notes issued on the Issue Date and the Exchange Notes issued in exchange therefor, and any Guarantees thereof;

(2) Indebtedness of the Company and the Restricted Subsidiaries incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $825.0 million and (b) the Borrowing Base;

(3) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Hedging Obligations of the Company or any Restricted Subsidiary, as the case may be, that are incurred in the ordinary course of business; provided, however, that such Hedging Obligations are entered into, in the good faith judgment of the Company, to protect the Company and the Restricted Subsidiaries from (i) fluctuations in interest rates on Indebtedness incurred in accordance with this Indenture, (ii) fluctuations in foreign currency exchange rates and (iii) commodity price risk with respect to commodities purchased by the Company or any Restricted Subsidiary, in each case, not for speculative purposes;

(5) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien (other than Liens granted under the Credit Facility) held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien (other than any Lien granted under the Credit Facility) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(6) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens granted under the Credit Facility); provided that (A) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Indenture and the Notes and (B) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien (other than any Lien granted under the Credit Facility) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days after incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of standby letters of credit, performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof), in each case, in the ordinary course of business;

(9) Indebtedness represented by Purchase Money Indebtedness and Capitalized Lease Obligations not to exceed $50.0 million at any one time outstanding;

(10) Refinancing Indebtedness;

(11) Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification, purchase price adjustment, earn out or other similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets, including Capital Stock, or a Restricted Subsidiary of the Company; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and any Restricted Subsidiary, including the Fair Market Value of non-cash proceeds;

(12) Non-Recourse Securitization Entity Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction;

(13) Indebtedness consisting of guarantees (a) by the Company of Indebtedness of a Restricted Subsidiary of the Company permitted to be incurred by another provision of this Section 4.09, and (b) subject to Section 4.18, by Restricted Subsidiaries of the Company of Indebtedness of the Company or any other Restricted Subsidiaries of the Company permitted to be incurred by another provision of this Section 4.09;

(14) additional Indebtedness of the Company and Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries in an aggregate principal amount (or liquidation value in the case of Preferred Stock) not to exceed $50.0 million at any one time outstanding; and

(15) Indebtedness incurred on or prior to the Escrow Release Date for the purpose of effectuating the Reorganization Transactions; provided that no such Indebtedness shall continue to be outstanding after the Escrow Release Date unless it could have been incurred pursuant to either Section 4.09(a) or any other clauses of this Section 4.09(b) on the Escrow Release Date.
      (c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Indebtedness or Preferred Stock described in clauses (1) through (15) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Company may, subject to clause (2) below, in its sole discretion, classify such item of Indebtedness or Preferred Stock on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness or Preferred Stock in any manner that complies with this Section 4.09;

(2) Indebtedness under the Credit Facility outstanding on the Escrow Release Date shall be deemed to have been incurred pursuant to clause (2) of Section 4.09(b) and the Company shall not be permitted to reclassify any portion of such Indebtedness thereafter;

(3) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock for purposes of this Section 4.09;

(4) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies;

(5) with respect to any Indebtedness that is denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, and any such foreign denominated Indebtedness may be Refinanced or subsequently Refinanced in an amount equal to the dollar equivalent principal amount of such Indebtedness on the date to such Refinancing whether or not such amount is greater or less than the dollar equivalent principal amount of the Indebtedness on the date of initial incurrence; and

(6) if obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (2) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall be deemed not incurred to the extent of the principal amount of Indebtedness represented by the letters of credit relating thereto.
      Section 4.10     Limitation on Restricted Payments.
      (a) The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution (other than (A) dividends or distributions payable in Qualified Capital Stock of the Company and (B) in the case of Restricted Subsidiaries, dividends or distributions to the Company or any other Restricted Subsidiary and pro rata dividends or distributions payable to the other holders of the same class of Capital Stock of such Restricted Subsidiary) on or in respect of shares of its Capital Stock to holders of such Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, in each case, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor’s Guarantee of the Notes (other than a purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value in anticipation of satisfying a scheduled final maturity, scheduled repayment or scheduled sinking fund payment, in each case due within one year of the date of such acquisition or retirement); or

(iv) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on March 1, 2003 and ending on the last day of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) subsequent to the Issue Date and on or prior to the Reference Date (a) as a contribution to the common equity capital of the Company by any holder of the Company’s Capital Stock or (b) from the issuance and sale of Qualified Capital Stock of the Company; plus

(y) without duplication of any amounts included in clause (3)(x) above, 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) subsequent to the Issue Date and on or prior to the Reference Date from the issuance and sale of debt securities or Disqualified Capital Stock of the Company that has been converted into Qualified Capital Stock of the Company; plus

(z) with duplication, the sum of:

1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

2) the net cash proceeds received by the Company or any of the Restricted Subsidiaries (from the disposition of all, or any portion of such Investments (other than to a Subsidiary of the Company); and

3) upon Revocation of the status of an Unrestricted Subsidiary as an Unrestricted Subsidiary, the Fair Market Value of the Company’s and the Restricted Subsidiaries’ Investment in such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.
      (b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the purchase, repurchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of the Company or options, warrants or other rights to acquire such Capital Stock, either (i) in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or options, warrants or other rights to acquire such Qualified Capital Stock or (iii) through the application of the net cash proceeds of a substantially concurrent contribution to the common equity capital of the Company;

(3) the purchase, repurchase, redemption legal defeasance or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor (i) in exchange for shares of Qualified Capital Stock of the Company or options, warrants or other rights to acquire such Capital Stock, (ii) through the application of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or options, warrants or other rights to acquire such Qualified Capital Stock or (b) Refinancing Indebtedness or (iii) through the application of the net cash proceeds of a substantially concurrent contribution to the common equity capital of the Company;

(4) if no Default or Event of Default shall have occurred and be continuing, repurchases or other acquisitions by the Company of Capital Stock (or rights or options therefor) of the Company from current or former employees, directors or consultants of the Company or any Subsidiary or their authorized representatives (or the permitted transferees of any such Person), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which any such Person purchases or sells, or is granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of such repurchases and acquisitions may not exceed $1.0 million in any calendar year (with any such amounts not used in any calendar year available for use in the immediately succeeding calendar year);

(5) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made the Change of Control Offer with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(6) in the event of an Asset Sale which requires the Company to make a Net Proceeds Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made a Net Proceeds Offer with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Net Proceeds Offer;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 4.10 (as determined in good faith by the Board of Directors of the Company);

(8) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company upon the exercise of warrants, options or similar rights if such Capital Stock constitutes all or a portion of the exercise price or is surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise; provided that no cash payment in respect of such purchase, repurchase, redemption, acquisition, retirement or exercise shall be made by the Company or any Restricted Subsidiary;

(9) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this Section 4.10 (as determined in good faith by the Board of Directors of the Company);

(10) Investments in joint ventures (other than any Unrestricted Subsidiary to the extent it may constitute a joint venture) engaged in Related Businesses not to exceed $25.0 million at any one time outstanding; provided that with respect to any Investment made pursuant to this clause (10), no Default or Event of Default shall have occurred and be continuing at the time such Investment is made;

(11) a dividend or distribution consisting of Capital Stock of an Excluded Unrestricted Subsidiary of the Company to holders of Capital Stock of the Company; provided that prior to making any dividend or distribution, the Company and its Restricted Subsidiaries shall be unconditionally released from all liability under any Indebtedness and other obligations (other than statutory obligations) of such Excluded Unrestricted Subsidiary;

(12) if no Default or Event of Default shall have occurred and be continuing, the purchase or acquisition by any Restricted Subsidiary of Capital Stock of the Company for contribution to employee stock purchase and deferred compensation plans, in the ordinary course of business; provided that the aggregate amount of such purchases shall not exceed $2.0 million in any calendar year (with any such amount not used in any calendar year available for use in the immediately succeeding calendar year);

(13) payments by the Company or one or more of its Restricted Subsidiaries to a direct or indirect Unrestricted Subsidiary of the Company made pursuant to the Tax Sharing Agreement as in effect on the Escrow Release Date and any amendment, restatement, renewal or replacement thereof; provided that any such amendment, restatement, renewal or replacement is not more disadvantageous to the Holders in any material respect than the Tax Sharing Agreement as in effect on the Escrow Release Date;

(14) Restricted Payments made on or prior to the Escrow Release Date for the purpose of effectuating the Reorganization Transactions; and

(15) additional Restricted Payments in an aggregate amount not to exceed $15.0 million.
      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of Section 4.l0(a), amounts expended pursuant to clauses (1), (2) (ii), (2) (iii), (3) (ii) (a), (3) (iii), (5), (6), (7), (9), (10) and (12) shall be included in such calculation.
      Section 4.11     Limitation on Liens.
      The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or a Guarantee, the Notes or such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes are equally and ratably secured, except for:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B) Liens securing Indebtedness under the Credit Facility incurred pursuant to clause (2) or (14) of Section 4.09(b);

(C) Liens securing the Notes and related Guarantees and the Exchange Notes and related Guarantees;

(D) Liens in favor of the Company or a Guarantor;

(E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness secured by a Lien permitted under this Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(F) Liens in favor of the PBGC granted pursuant to and in accordance with the terms of the PBGC Agreement; and

(G) Permitted Liens.
      Notwithstanding the foregoing, in no event shall there be any Liens on the Escrow Funds, except the Lien of the Securities Intermediary for the benefit of the Trustee and the Holders of the Notes.
      Section 4.12     Repurchase at the Option of the Holders upon Asset Sales.
      (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (2); and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale shall be deemed to be cash for purposes of this clause (2); and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either to:

(A) repay Indebtedness under the Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto,

(B) acquire Replacement Assets, or

(C) a combination of payment and investment permitted by the foregoing clauses (3) (A) and (3) (B).
      (b) On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3) (A), (3) (B) or (3) (C) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3) (A), (3) (B) and (3) (C) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent the Company elects or is required by the terms of any Pari Passu Debt, an offer to purchase to all holders of such Pari Passu Debt, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of such Pari Passu Debt) on a pro rata basis, that principal amount of Notes (and Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Debt) to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to Constitute an Asset Sale hereunder; and provided, further, that the Company shall not be obligated to purchase any Notes pursuant to this paragraph in the event that it has mailed the notice to exercise the right to redeem all the Notes under the terms of paragraph 5(a) of the Note at any time prior to the time the Company is required to consummate the applicable Net Proceeds Offer.
      (c) Notwithstanding the first two paragraphs of this Section 4.12, the Company and its Restricted Subsidiaries shall be permitted to enter into and consummate a Permitted Asset Swap without complying with such paragraphs to the extent that at the time of entering into such Permitted Asset Swap or immediately after giving effect to such Permitted Asset Swap, no Default or Event of Default shall have occurred or he continuing or would occur as a consequence thereof.
      (d) The Company may defer the Net Proceeds Offer until the aggregate unutilized Net Proceeds Offer Amount resulting from one or more Asset Sales equals or exceeds $15.0 million (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount equals or exceeds $15.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.
      (e) In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person (other than the Company or any one or more of its Restricted Subsidiaries) in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this Section 4.12, and shall comply with the provisions of this Section 4.12 with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.12.
      (f) Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 4.12;

(2) that such Holders have the right to require the Company to apply the Net Proceeds Offer Amount (less any amount to be (and actually) applied to any Pari Passu Debt) to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date which shall be no less than 30 days nor more than 60 days from the applicable Net Proceeds Offer Trigger Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

(5) that Holders accepting the offer to have their Notes purchased pursuant to a Net Proceeds Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Net Proceeds Offer Payment Date;

(6) that Holders will be entitled to withdraw their acceptance of the Net Proceeds Offer if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Net Proceeds Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

(8) the calculations used in determining the amount of Net Proceeds Offer Amount to be applied to the purchase of such Notes;

(9) any other procedures that a Holder must follow to accept a Net Proceeds Offer or effect withdrawal of such acceptance; and

(10) the name and address of the Paying Agent.
      Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Debt properly tender such Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Debt will be purchased on a pro rata basis based on aggregate amounts of Notes and Pari Passu Debt tendered.

A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Pending the final application of the Net Cash Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the Credit Facility or otherwise invest such Net Cash Proceeds in Cash Equivalents. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer and any Pari Passu Debt tendered is less than the Net Proceeds Offer Amount and provided that all Holders and holders of such other Pari Passu Debt have been given the opportunity to tender the Notes and such Pari Passu Debt, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or any other use permitted by this Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.
      (g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Net Proceeds Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.12 by virtue of such compliance with these securities laws or regulations.
      Section 4.13     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.
      The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary;

(b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reasons of:

(1) the Credit Facility and any agreements existing on the Escrow Release Date to the extent and in the manner such agreements are in effect on the Escrow Release Date and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that the encumbrances and restrictions contained in any such amendments, restatements, renewals, replacements or refinancings are not, taken as a whole, materially more restrictive than the encumbrances or restrictions contained in the Credit Facility or such agreements on the Escrow Release Date;

(2) this Indenture, the Notes and the Guarantees (including any Exchange Notes and the Guarantees thereof);

(3) Indebtedness incurred in compliance with the terms of this Indenture; provided that such encumbrances and restrictions contained in such Indebtedness are not, as determined in good faith by the Board of Directors of the Company, taken as a whole, materially more restrictive than the provisions relating to such encumbrances and restrictions contained in this Indenture;

(4) applicable law, rule, regulation or order;

(5) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(6) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(7) Purchase Money Indebtedness and Capitalized Lease obligations permitted to be incurred pursuant to clause (9) of Section 4.09(b) that impose limitations of the nature described in clause (c) of the first paragraph of this Section 4.13;

(8) customary restrictions on the transfer of any property or assets arising under a security agreement governing a Lien permitted under this Indenture;

(9) any agreement governing Refinancing Indebtedness; provided, however, that the encumbrances or restrictions contained in any such Refinancing Indebtedness are not, as determined in good faith by the Board of Directors of the Company, taken as a whole, materially more restrictive than the provisions relating to such encumbrances or restrictions contained in the Indebtedness being refinanced;

(10) any agreement governing the sale or disposition of all or substantially all of the Capital Stock or assets of any Restricted Subsidiary which restricts dividends and distributions pending such sale or disposition;

(11) customary restrictions on the subletting, assignment or transfer of any property that is subject to a lease, license or similar contract;

(12) any encumbrance or restriction with respect to any Person pursuant to any agreement (not relating to any Indebtedness) in existence when such Person becomes a Restricted Subsidiary of the Company or when such Person is acquired by the Company or any Restricted Subsidiary thereof, that is not created in contemplation of such Person becoming such a Restricted Subsidiary or such acquisition;

(13) any encumbrance or restriction contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; and

(14) Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity or the Receivables and Related Assets that are subject to the Qualified Securitization Transaction.
      Section 4.14     Limitation on Transactions with Affiliates.
      (a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(x) Affiliate Transactions permitted under Section 4.14(b); and

(y) Affiliate Transactions on terms that are not less favorable than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.
      All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such disinterested members of the Board of Directors have determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $20.0 million or as to which there are no disinterested members of the Board of Directors of the Company, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.
      (b) The restrictions set forth in Section 4.14(a) shall not apply to:

(1) fees and other compensation (including awards or grants in cash, securities or other payments) paid to, and indemnity and other benefits provided to, officers, directors, employees or consultants of the Company or any

Subsidiary pursuant to employment agreements, collective bargaining agreements, employee benefit plans, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification agreements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of the Company acting in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor, provided, however, that in the case of any officer, director, employee or consultant of any Unrestricted Subsidiary, no cash payments shall be made by the Company or any of its Restricted Subsidiaries unless such agreement, plan or arrangement otherwise complies with Section 4.14(a);

(2) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Escrow Release Date and disclosed in the Offering Memorandum or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Escrow Release Date;

(4) Restricted Payments and Permitted Investments permitted by this Indenture;

(5) the redemption pursuant to the Plan of Capital Stock of the Company held by Parent;

(6) any transaction with an Affiliate undertaken pursuant to clause (4)(x) of Section 5.01(e);

(7) the granting or performance of registration rights under a written registration rights agreement approved in good faith by the Board of Directors of the Company;

(8) transactions effected as part of a Qualified Securitization Transaction;

(9) any transaction in the ordinary course of business, or approved in good faith by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity and, in each case, is otherwise in compliance with the terms of this Indenture and is on terms at least as favorable as might reasonably have been obtained at such tine from an unaffiliated party;

(10) any transaction between Parent and one or more of its Subsidiaries or between Subsidiaries of Parent occurring on or prior to the Escrow Release Date for the purpose of effectuating the Reorganization Transactions;

(11) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Company or senior management thereof and are on terms not less favorable than those that would have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; and

(12) any agreement to do any of the foregoing.

      Section 4.16     Limitation on Sale and Leaseback Transactions.
      The Company shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Guarantor may enter into a Sale and Leaseback Transaction if:

(1) the Company or that Guarantor, as applicable, could have

(a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(b) incurred a Lien to secure such Indebtedness pursuant to Section 4.11;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property sold; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.12.
      II. If the Proposed Amendments become effective, the following sections of the Indenture will be amended as indicated below. The original language which will be deleted is shown in italics; new language is underlined.
      Section 4.04     Maintenance of Properties; Insurance; Compliance with Law.
      (a) The Company shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all material properties used or useful in the conduct of their respective businesses to be maintained and kept and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided, however, that nothing in this Section 4.04(a) shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of such material properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and not adverse in any material respect to the Holders.
      (b) The Company shall, and shall cause each of its Restricted Subsidiaries to, keep at all times all of their material properties which are of an insurable nature insured against such loss or damage with insurers believed by the Company to be responsible to the extent that Property if a similar character is usually so insured by corporations similarly situated and owning like Properties in accordance with good business practice. The Company shall cause each of its Restricted Subsidiaries to, use the proceeds from any such insurance policy to repair, replace or otherwise restore the Property to which such proceeds relate.
      (c) The Company shall, and shall cause each of its Restricted Subsidiaries to comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, non-compliance with which would materially adversely affect the business, financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole.
      Section 4.15     Limitation on Designations of Unrestricted Subsidiaries.
      (a) After the Issue Date, the Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company that owns Capital Stock of a Restricted Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default of Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Company would be permitted under this Indenture to make a Restricted Payment pursuant to Section 4.10(a) at the time of Designation (assuming the effectiveness of such Designation) in an amount equal to the Fair Market Value of the Company’s and the Restricted Subsidiaries’ Investment in such Subsidiary on such date.
      (b) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

(x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than any such credit support or guarantee outstanding on the Issue Date);

(y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary (other than any such liability outstanding on the issue Date); or

(z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) other than any such liability outstanding on the Issue Date;

      Except, in the case of clause (x), (y) or (z), (i) that the Company or any Restricted Subsidiary may pledge Capital Stock of any Unrestricted Subsidiary on a nonrecourse basis as long as the pledge has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain that pledged Capital Stock and (ii) to the extent permitted under Section 4.10.
      (c) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1) no default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation;

(2) immediately after giving effect to such Revocation, the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.
      All Designations and Revocations must be evidenced by an Officers’ Certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions. As of the Issue Date, the Company shall have no Unrestricted Subsidiaries other than Greyhound Lines, Inc., a Delaware corporation, Interstate Leasing, Inc., a Mississippi corporation, and Hotard Coaches, Inc., a Louisiana corporation, and each of their respective Subsidiaries.
      Section 4.18     Issuance of Subsidiary Guarantees.
      If the Company forms or acquires any Domestic Restricted Subsidiary (other than an Insurance Subsidiary or a Securitization Entity), or if any Foreign Restricted Subsidiary guarantees any Indebtedness of the Company or a Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary or Foreign Restricted Subsidiary, as the case may be, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture; and

(2) deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.
      Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture until such Guarantee is released in accordance with the provisions of Article Ten. The company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.
      Section 5.01     Merger, Consolidation and Sale of Assets.
      (a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any Person unless:

(1) either

(A) the Company shall be the surviving or continuing corporation; or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, and this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;.

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set for the in Section 4.09(a);

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.
      (b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      (c) Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such.
      (d) No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and this Indenture) shall, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; and

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor under this Indenture, and such Guarantor’s Guarantee. and the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

      (e) Notwithstanding the foregoing:

(1) any Restricted Subsidiary of the Company that is not a Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary;

(2) any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Guarantor;

(3) the Company may effectuate the Reorganization Transactions; and

(4) the Company may consolidate with, merge into or transfer all or part of its properties and assets to an Affiliate that is (x) a Person that has no material assets or liabilities and that was organized solely for the purpose of reorganizing the Company in another jurisdiction or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction are owned by the Company or such Restricted Subsidiary and the other Restricted Subsidiaries immediately after the consummation thereof.
      Section 6.01.     Events of Default.
      The following events shall be “Events of Default”:

(1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default CA) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default and any extension thereof (a “payment default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and with respect to which the 20-day period described above has elapsed), aggregates $20.0 million [Intentionally omitted.];

(5) one or more judgments in an aggregate amount in excess of $20.0 million not covered by adequate insurance shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgment or judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable [Intentionally omitted.];

(6) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) takes any corporate action to authorize or effect any of the foregoing;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 90 days;

(8) any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Guarantee of such a Significant Subsidiary is declared by a court of competent jurisdiction to be null and void and unenforceable or any Guarantee of such a Significant Subsidiary is found by a court of competent jurisdiction to be invalid or any Guarantor which is such a Significant Subsidiary denies in writing its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of this Indenture)[Intentionally omitted.]; or

(9) any failure to perform or comply with the provisions of (i) Sections 3.07 through 3.10 inclusive of this Indenture, (ii) paragraph 6 of the Note or (iii) the Escrow Agreement.